Exhibit 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

                We consent to the incorporation by reference in the Registration Statement of PhyMatrix Corp. on Form S-8 of our report dated March 13, 1997, except as to information presented in Note 20, for which the date is April 24, 1997, on our audits of the consolidated financial statements and financial statement schedule of PhyMatrix Corp. as of January 31, 1997 and January 31, 1996 and for the year ended January 31, 1997 and for the one month period ended January 31, 1996 and the combined financial statements of PhyMatrix Corp. as of December 31, 1995 and for the year ended December 31, 1995 and for the period ended June 24, 1994 (inception) to December 31, 1994 appearing in the Current Report of PhyMatrix Corp. on Form 8-K dated October 6, 1997.



Coopers & Lybrand L.L.P.
Boston, Massachusetts
November 25, 1997